Exhibit 11THE
  INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIESCOMPUTATION OF
 EARNINGS PER SHARE          (Dollars in Thousands Except Per Share Data)


                                          Three Months Ended September 30
Basic                                           1998           1997 <F1>

Net income                                  $    45,162    $    31,083

Weighted average number of common shares
  outstanding                               132,792,504    127,078,261

Earnings per common share                   $       .34    $       .24


                                           Three Months Ended September 30
Diluted                                         1998          1997 <F1>

Net income                                  $    45,162    $    31,083

Add:
Dividends paid net of related income tax
  applicable to restricted stock                    129            125
Net income, as adjusted                     $    45,291    $    31,208

Weighted average number of common shares
  outstanding                               132,792,504    127,078,261

Weighted average number of incremental shares
  in connection with restricted stock
  and assumed exercise of stock options       4,774,537      5,103,420

Total                                       137,567,041    132,181,681

Earnings per common and common equivalent
  share                                     $       .33    $       .24


Note: The computation of diluted EPS for 1998 and 1997 excludes the assumed conversion of the Convertible Subordinated Debentures and Notes because they were anti-dilutive.

<F1> Restated to reflect the aggregate effect of acquisitions accounted for as poolings of interests. See Note (c).






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                                                           Exhibit 11
      THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
               (Dollars in Thousands Except Per Share Data)

                                           Nine Months Ended September 30
Basic                                           1998           1997 <F1>

Net income                                  $   197,355    $   153,734

Weighted average number of common shares
  outstanding                               132,704,118    126,991,427


Earnings per common share                   $      1.49    $      1.21


                                            Nine Months Ended September 30
Diluted                                         1998          1997 <F1>

Net income                                  $   197,355    $   153,734

Add:
After tax interest savings on assumed
  conversion of subordinated debentures
  and notes                                           -          5,192

Dividends paid net of related income tax
  applicable to restricted stock                    405            331

Net income, as adjusted                     $   197,760    $   159,257

Weighted average number of common shares
  outstanding                               132,704,118    126,991,427

Weighted average number of incremental shares
  in connection with restricted stock
  and assumed exercise of stock options       5,076,151      4,486,147

Assumed conversion of subordinated
debentures and notes                              3,547      4,807,874

        Total                               137,783,816    136,285,448

Earnings per common and common equivalent
  share                                     $      1.44    $      1.17


Note: The computation of diluted EPS for 1998 excludes the assumed conversion of the 1.8% Convertible Subordinated Notes because they were anti-dilutive.

<F1> Restated to reflect the aggregate effect of acquisitions accounted for as poolings of interests. See Note (c).


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